Exhibit 99.1
Shattuck Labs Reports Fourth Quarter and Full-Year 2024 Financial Results and Recent Business Highlights
–Presented preclinical non-human primate (NHP) data at the 20th Congress of European Crohn’s and Colitis Organization in Inflammatory Bowel Diseases 2025 (ECCO) for SL-325, a potentially first-in-class blocking antibody to DR3, the receptor for TL1A; data demonstrated favorable safety profile, full receptor occupancy, lack of DR3 agonism –
–SL-325 advances toward Phase 1; on track for IND filing in the third quarter of 2025 –
–Cash balance of approximately $73.0 million as of December 31, 2024, expected to fund operations into 2027 –
AUSTIN, TX and DURHAM, NC, March 27, 2025 – Shattuck Labs, Inc. (Shattuck) (NASDAQ: STTK), a biotechnology company pioneering the development of novel therapeutics targeting tumor necrosis factor (TNF) superfamily receptors for the treatment of patients with inflammatory and immune-mediated diseases, today reported financial results for the fourth quarter and full year ended December 31, 2024 and provided recent business highlights.
“Shattuck made the difficult but appropriate decision to terminate our SL-172154 program in 2024, and rapidly transitioned to our potential first-in-class DR3 blocking antibody, SL-325,” said Taylor Schreiber, M.D., Ph.D., Chief Executive Officer of Shattuck. “In February, we presented preclinical results from our IND-enabling GLP toxicology study for SL-325 at ECCO, demonstrating differentiation from TL1A blocking monoclonal antibodies, along with a favorable safety profile, full receptor occupancy, and lack of DR3 agonism. Our encouraging preclinical data underscore SL-325’s potential for DR3 blockade to provide potentially best-in-class clinical remission rates for IBD patients. We are on track for an IND filing in the third quarter of this year and are excited to begin generating data with the first-ever DR3 blocking antibody to enter clinical trials. Shattuck remains well-positioned to fund operations and clinical development of SL-325 into 2027.”
DR3 Program Development in 2025
•Shattuck’s lead product candidate, SL-325, is a potentially first-in-class DR3 antagonist antibody. SL-325 is a DR3 blocking antibody for the treatment of IBD and other inflammatory and immune-mediated diseases.
◦IND filing expected in the third quarter of 2025.
◦Phase 1 clinical trial will evaluate safety, tolerability, and pharmacokinetics, and determine the recommended Phase 2 dose and dosing schedule of SL-325, with complete enrollment expected in the second quarter of 2026.
•Shattuck continues to develop multiple preclinical DR3-based bispecific antibodies, which are designed to inhibit both the DR3/TL1A axis and another biologically relevant target for the treatment of patients with IBD. Shattuck plans to nominate a lead bispecific candidate from its preclinical pipeline in 2025.
Fourth Quarter 2024 Business Highlights and Other Recent Developments
DR3 Program Development
•Shattuck Labs participated in an oral presentation at ECCO in February 2025.
◦Preclinical studies of SL-325 in NHP demonstrated a favorable safety profile with no infusion-related reactions observed, no changes in clinical pathology parameters, gross pathology, or histopathology analysis, and a No Observed Adverse Effect Level determined to be 100mg/kg, the top administered dose;
◦Full receptor occupancy at 1 mg/kg or greater, durable for >28 days, no Treg expansion or activation of CD3 T cells observed; and

•Differentiation from TL1A blocking monoclonal antibodies may yield a distinct profile for bispecific antibody development. Notably, by targeting DR3, immune complex formation and stabilization of TL1A is not expected with SL-325, which may improve the immunogenicity profile as compared to TL1A targeting agents and allow for the development of DR3-based bispecific antibodies. Durable blockade of constitutively expressed DR3 may translate to higher complete remission rates.
•Shattuck Labs presented a poster at the 2025 Crohn’s & Colitis Foundation Congress in February.
◦Data from in vitro preclinical development and characterization of SL-325 were presented.
◦SL-325 is a fully Fc-silenced humanized immunoglobulin G monoclonal antibody that demonstrated high affinity binding to human DR3 and potent antagonistic properties with no evidence of residual agonism.
Upcoming Events
•Shattuck plans to attend the following investor conference. Details will be included on the Events & Presentations section of the Company’s website.
◦24th Annual Needham Virtual Healthcare Conference, April 7–10, 2025. Taylor Schreiber, M.D., Ph.D., CEO of Shattuck Labs, will participate in a presentation on April 9, 2025.
Fourth Quarter and Full-Year 2024 Financial Results
•Cash and Cash Equivalents and Investments: As of December 31, 2024, cash and cash equivalents and investments were approximately $73.0 million, as compared to $130.6 million as of December 31, 2023.
•Research and Development (R&D) Expenses: R&D expenses were $15.4 million for the quarter ended December 31, 2024, as compared to $15.2 million for the quarter ended December 31, 2023. R&D expenses for the year ended December 31, 2024 were $67.2 million, as compared to $74.3 million for the year ended December 31, 2023. This decrease for the full year was primarily driven by decreases in manufacturing costs associated with SL-172154 and research expenses associated with other research programs.
•General and Administrative (G&A) Expenses: G&A expenses were $4.2 million for the quarter ended December 31, 2024, as compared to $4.4 million for the quarter ended December 31, 2023. General and administrative expenses for the year ended December 31, 2024 were $19.1 million, as compared to $19.3 million for the year ended December 31, 2023. This decrease for the full year was primarily the result of a decrease in insurance, software, and information technology costs.
•Net Loss: Net loss was $18.7 million for the quarter ended December 31, 2024, or $0.37 per basic and diluted share, as compared to a net loss of $17.7 million for the quarter ended December 31, 2023, or $0.41 per basic and diluted share. Net loss for the year ended December 31, 2024 was $75.4 million, or $1.49 per basic and diluted share, as compared to $87.3 million, or $2.05 per basic and diluted share, for the year ended December 31, 2023.
Financial Guidance
As of December 31, 2024, cash and cash equivalents and investments were approximately $73.0 million. Shattuck’s current cash and cash equivalents are expected to fund operations into 2027. This cash runway guidance is based on the Company’s current operational plans and excludes any additional capital that may be received, proceeds from business development transactions, and/or additional costs associated with clinical development activities that may be undertaken.
About SL-325
SL-325 is a potential first-in-class Death Receptor 3 (DR3) blocking antibody designed to achieve a complete and durable blockade of the clinically validated DR3/TL1A pathway. Shattuck’s preclinical studies demonstrate high affinity binding and superior activity over TL1A antibodies, and offer a data-driven rationale for targeting the TNF receptor, DR3, versus its ligand, TL1A. SL-325 has completed a GLP toxicology study in non-human primates, with an IND filing expected in the third quarter of 2025.
About Shattuck Labs, Inc.
Shattuck Labs, Inc. (Nasdaq: STTK) is a biotechnology company specializing in the development of potential treatments for inflammatory and immune-mediated diseases. The Company is developing a potentially first-in-class antibody for the treatment of inflammatory bowel disease (IBD) and other inflammatory and immune-mediated diseases. Shattuck’s expertise in protein engineering and the development of novel TNF receptor therapeutics come together in its lead program, SL-325, a potentially first-in-class DR3 antagonist antibody designed to achieve a more complete blockade of the clinically validated DR3/TL1A pathway. The Company has offices in both Austin, Texas and Durham, North Carolina. For more information, please visit: www.ShattuckLabs.com.
Forward-Looking Statements
Certain statements in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws, including, but not limited to, our expectations regarding: plans for our preclinical studies, clinical trials and research and development programs, particularly with respect to SL-325; the anticipated timing of any regulatory filings for SL-325; the expected initiation and trial design of, and timing of enrollment in, our expected Phase 1 clinical trial of SL-325; the anticipated timing of our preclinical studies for SL-425; the clinical benefit, safety and tolerability of SL-325; anticipated development of additional preclinical pipeline candidates the timing of nomination of a lead bispecific antibody candidate; and expectations regarding the time period over which our capital resources will be sufficient to fund our anticipated operations. Words such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “predict,” “potential,” “develop,” “plan” or the negative of these terms, and similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While we believe these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties (including, without limitation, those set forth in our filings with the U.S. Securities and Exchange Commission (SEC)), many of which are beyond our control and subject to change. Actual results could be materially different. Risks and uncertainties include: global macroeconomic conditions and related volatility, expectations regarding the initiation, progress, and expected results of our preclinical studies, clinical trials and research and development programs; expectations regarding the timing, completion and outcome of our preclinical studies and clinical trials; the unpredictable relationship between preclinical study results and clinical study results; the timing or likelihood of regulatory filings and approvals; our expectations regarding the overall benefit of the strategic prioritization of our pipeline; liquidity and capital resources; and other risks and uncertainties identified in our Annual Report on Form 10-K for the year ended December 31, 2024, and subsequent disclosure documents filed with the SEC. We claim the protection of the Safe Harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. We expressly disclaim any obligation to update or alter any statements whether as a result of new information, future events or otherwise, except as required by law.
The Company intends to use the investor relations portion of its website as a means of disclosing material non-public information and for complying with disclosure obligations under Regulation FD.
Investor & Media Contact:
Conor Richardson
Vice President of Investor Relations
Shattuck Labs, Inc.
InvestorRelations@shattucklabs.com

FINANCIAL INFORMATION
SHATTUCK LABS, INC.
BALANCE SHEETS
(In thousands)

	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$57,387	$125,626
Investments	15,600	4,999
Prepaid expenses and other current assets	6,228	12,595
Total current assets	79,215	143,220
Property and equipment, net	9,812	13,804
Other assets	2,022	2,540
Total assets	$91,049	$159,564

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,419	$1,587
Accrued expenses and other current liabilities	6,498	9,866
Total current liabilities	8,917	11,453
Non-current operating lease liabilities	2,506	3,406
Total liabilities	11,423	14,859
Stockholders’ equity:
Common stock	5	5
Additional paid-in capital	461,339	451,006
Accumulated other comprehensive income	2	4
Accumulated deficit	(381,720)	(306,310)
Total stockholders’ equity	79,626	144,705
Total liabilities and stockholders’ equity	$91,049	$159,564

SHATTUCK LABS, INC.
STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except share and per share amounts)

	Three Months Ended December 31, (Unaudited)		Year Ended December 31,
	2024	2023	2024	2023
Collaboration revenue	$—	$714	$5,721	$1,657
Operating expenses:
Research and development	15,395	15,227	67,211	74,310
General and administrative	4,246	4,438	19,077	19,304
Expense from operations	19,641	19,665	86,288	93,614
Loss from operations	(19,641)	(18,951)	(80,567)	(91,957)
Other income (expense):
Interest income	959	1,268	5,174	4,669
Other	3	(4)	(17)	(10)
Total other income	962	1,264	5,157	4,659
Net loss	$(18,679)	$(17,687)	$(75,410)	$(87,298)
Unrealized (loss) gain on investments	(50)	(3)	(2)	881
Comprehensive loss	$(18,729)	$(17,690)	$(75,412)	$(86,417)
Basic and Diluted Per Common Share Data:
Net loss per share - basic and diluted	$(0.37)	$(0.41)	$(1.49)	$(2.05)
Weighted-average shares outstanding - basic and diluted	50,840,259	43,011,310	50,758,290	42,600,190